Exhibit 99.1

U.S. Energy Corp. Reports Financial and Operating Results for Full Year and Fourth Quarter 2024

HOUSTON, March 13, 2025 — U.S. Energy Corporation (NASDAQ: USEG, “U.S. Energy” or the “Company”), a growth-focused energy company engaged in operating a portfolio of high-quality producing assets, today reported financial and operating results for the fourth quarter and year ended December 31, 2024.

FULL YEAR 2024 HIGHLIGHTS

●	Continued the divestment of legacy non-core assets during 2024, generating $13.5 million in net sales proceeds used for development of the Company's industrial gas project in Montana, debt repayment, and accelerated shareholder returns program.
●	Total daily production in 2024 averaged 1,136 Boe/d; oil production averaged 702 Bbl/d.
●	Revenue totaled $20.6 million with oil sales of $18.2 million and natural gas and liquids sales of $2.5 million.
●	Lease operating expense of $11.2 million, or $26.83 per Boe, a 27% decrease in total expenditure from 2023.
●	Industrial gas capital expenditures of $3.9 million.
●	Oil and gas related capital expenditures of $1.4 million compared to $3.4 million in 2023.
●	Generated Adjusted EBITDA, a non-GAAP measure, of $3.6 million for 2024.
●	Ended the year with $7.7 million of cash, no debt outstanding, and total liquidity of $27.7 million.
●	Subsequent to year end, successfully completed an underwritten public equity offering, with net proceeds to the Company of approximately $12.1 million.
●

Continued our $5.0 million share repurchase program, repurchasing 0.6 million shares during 2024, and when combined with YTD 2025 activity, a total program repurchase of 1.67 million shares or approximately 4.9% of total shares outstanding.

FOURTH QUARTER 2024 HIGHLIGHTS

●

Continued the divestment of legacy non-core assets in the fourth quarter, generating $7.7 million of sales proceeds used for the Company's industrial gas project development in Montana and accelerated shareholder returns program.

●	Total daily production averaged 971 Boe/d; oil production averaged 595 Bbl/d.
●	Revenue totaled $4.2 million with oil sales of $3.6 million and natural gas and liquids sales of $0.6 million.
●	Lease operating expense of $1.8 million, or $20.58 per Boe, a 40% and 29% decrease, respectively, from the third quarter 2024.
●	Industrial gas property capital expenditures of $2.4 million, an increase of 48% when compared to the $1.6 million spent in the third quarter 2024.
●	Oil and gas related capital expenditures of $0.2 million, a decrease of 50% as compared to the $0.5 million spent in the third quarter 2024.
●	Generated Adjusted EBITDA of $0.4 million for the fourth quarter 2024.

MANAGEMENT COMMENTS

"2024 was a defining year for U.S. Energy as we began the development of our newly acquired industrial gas focused assets," said Ryan Smith, Chief Executive Officer of U.S. Energy Corp. "Through disciplined execution, we strengthened our financial position, eliminated all outstanding debt, optimized our legacy asset portfolio, and made significant strides in advancing our Montana-based industrial gas project by acquiring over 160,000 acres in 2024 and early-2025 across two separate acquisitions. Our most recent acquisition of 24,000 additional net acres in early-2025 further solidifies our position as an emerging leader in the industrial gas development space. Looking ahead, we are focused on scaling our operations, executing new drilling and workover programs, finalizing our gas processing infrastructure, advancing our carbon sequestration initiatives, and leveraging our growing asset base to drive sustainable growth. With a strong balance sheet, zero debt, and a clear strategic roadmap, we are confident in our ability to generate long-term shareholder value while positioning U.S. Energy as a first mover in the rapidly growing industrial gas complex."

MONTANA PROJECT TIMELINE

The Company has an active development program planned during the first half of 2025 as it continues the development of its industrial gas assets on the Kevin Dome in Montana. We have chosen to begin our initial 2025 development activities in April to avoid the inclement winter weather seen in Montana throughout 1q2025.  U.S. Energy’s initial 2025 development activities consist of the following:

- Completion and workover of two existing industrial gas wells (April 2025).

- Drill and complete two new industrial gas wells (June 2025).

- Permit one industrial gas well for Class II injection.

- Begin the drafting and ultimate submission of the Company’s Monitoring, Reporting, and Verification report (“MRV”), formally launching the Company’s carbon sequestration business (2q2025).

- Final investment decision around design capacity and execution of contract for the Company’s industrial gas processing plant (2q2025).

All forecasted activity is expected to be funded from cash on hand and existing cash flow from operations. U.S. Energy expects to provide further updates on the Company’s development progress throughout the second and third fiscal quarters of 2025.

JANUARY 2025 EQUITY CAPITAL RAISE

On January 27th, 2025, the Company closed its underwritten public offering of 4.9 million shares at a public offering price of $2.65 per share. Net proceeds from the offering totaled $12.1 million after underwriting commissions and $10.5 million after repurchasing 0.6 million shares at $2.48 per share from certain affiliates in connection with the public offering.

SHAREHOLDER RETURNS PROGRAM UPDATE

Since the beginning of the Company’s share repurchase program in May 2023 through February 2025, U.S. Energy has repurchased greater than 1.0 million shares of common stock at an average price of $1.28 per share. Outside of the repurchase program, the Company repurchased 0.6 million shares repurchased from a related party in connection with the 2025 equity capital raise. Combined, U.S. Energy's total share repurchases of 1.67 million shares at an average price of $1.73 per share represent 4.9% of outstanding shares of common stock as of March 13, 2025.

On January 29, 2025, the Company's Board of Directors authorized and approved an extension of the ongoing share repurchase program for up to $5.0 million, which was set to expire June 30, 2025. The repurchase program is now scheduled to expire June 30, 2026. As of this filing, a total of up to $3.7 million remains available under the repurchase program for future repurchases.

FULL YEAR 2024 PRODUCTION AND PRICING UPDATE

For the full year 2024, the Company produced 415,887 Boe, or an average of 1,136 Boe/d, as compared to 624,420 Boe, or an average of 1,711 Boe/d during the prior year, 2023.

			Change
	2024	2023	Percent

Production quantities:
Oil (Bbls)	256,166	391,645	-35%
Gas (Mcfe)	958,325	1,396,650	-31%
BOE	415,887	624,420	-33%
BOE per day	1,136	1,711	-34%

Average sales prices:
Oil (Bbls)	$70.91	$72.39	-2%
Gas (Mcfe)	$2.56	$2.84	-10%
BOE	$49.58	$51.75	-4%

FULL YEAR 2024 FINANCIAL AND OPERATING SUMMARY

For the full year 2024, revenue totaled $20.6 million with $18.2 million and $2.5 million coming from oil sales and natural gas and liquids sales, respectively. When compared to 2023, total revenue decreased by 36% while oil sales declined 36% and natural gas and liquids declined 38%, primarily driven by a decline in production as assets were divested in 2024 as well as a decline in realized commodity pricing.

Lease operating expense, inclusive of workover expense, totaled $11.2 million, or $26.83 per Boe, a 27% and 10% decrease, respectively, from 2023. For the full year 2023, lease operating and workover expense totaled $15.3 million or $24.43 per Boe.

Cash general and administrative expense totaled $6.9 million for the year, representing a 25% decrease from 2023 primarily due to a reduction in compensation and benefits year-over-year. Equity compensation expense totaled $1.3 million, representing a 45% decrease from 2023.

U.S. Energy generated Adjusted EBITDA of $3.6 million during 2024. The Company reported a net loss of $25.8 million, or $0.96 per diluted share, largely due to a $11.9 million impairment of oil and natural gas properties and a $5.0 million loss on sale of assets related to our East Texas properties divested during the fourth quarter 2024. The impairment was driven by a 38% year over year decrease in reserve volumes resulting from decreases in commodity prices and other reserve revisions.

FOURTH QUARTER PRODUCTION AND PRICING UPDATE

For the fourth quarter 2024, the Company produced 89,298 Boe, or an average of 971 Boe/d, as compared to 105,699 Boe, or an average of 1,149 Boe/d during the third quarter 2024.

			Change
	4Q 2024	3Q 2024	Percent

Production quantities:
Oil (Bbls)	54,750	61,185	-11%
Gas (Mcfe)	207,289	267,089	-22%
BOE	89,298	105,699	-16%
BOE per day	971	1,149	-16%

Average sales prices:
Oil (Bbls)	$65.58	$71.50	-8%
Gas (Mcfe)	$3.06	$2.18	41%
BOE	$47.32	$46.89	1%

FOURTH QUARTER FINANCIAL AND OPERATING SUMMARY

Revenue totaled $4.2 million with $3.6 million generated by oil sales and $0.6 million through natural gas and liquids sales for the fourth quarter 2024. When compared to the third quarter 2024, total revenue decreased by 15% while oil sales declined 18% and natural gas and liquids declined 9%, both primarily driven by assets divested during the fourth quarter of 2023 and a decline in realized commodity pricing.

Fourth quarter lease operating expense totaled $1.8 million or $20.58 per Boe compared to $3.1 million or $28.95 per Boe in the third quarter of 2024, a 40% and 29% decrease, respectively, from the third quarter of 2024.

Cash general and administrative expense totaled $1.7 million for the quarter, representing a materially flat amount from the third quarter of 2024. Equity compensation expense totaled $0.3 million, also flat from the third quarter of 2024.

For the fourth quarter of 2024, U.S. Energy generated Adjusted EBITDA of $0.4 million.

RESERVES SUMMARY

The Company's year end 2024 SEC proved reserves, as prepared by an independent third-party reserve engineer, were 2.0 MBoe.

The SEC twelve-month first day of month average used for year end 2024 was $75.48 per Bbl for oil and $2.13 per Mcf of natural gas, a reduction of 4% and 19% for oil and natural gas respectively when compared to year end 2023 SEC pricing. The year end 2024 SEC proved reserves were comprised of 81% oil and 19% natural gas. The 2024 year end proved reserves were 100% classified as proved developed producing ("PDP").

The present value of the Company's reported SEC proved reserves, discounted at 10% ("PV-10"), at year-end 2024 was $29.1 million.

CONFERENCE CALL DETAILS

A conference call will be held Wednesday, March 13, 2025, at 9:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session. Investors and participants can listen to the call by dialing 1-877-407-3982 (U.S.) or 1-201-493-6780 (International). To listen to a replay of the teleconference, which will be available through March 27, 2025, call by dialing 844-512-2921 (U.S.) or 412-317-6671 (International) and using access ID 13752067.

ABOUT U.S. ENERGY CORP.

We are a growth company focused on consolidating high-quality producing assets in the United States with the potential to optimize production and generate free cash flow through low-risk development while maintaining an attractive shareholder returns program. We are committed to reducing our carbon footprint in the areas in which we operate. More information about U.S. Energy Corp. can be found at www.usnrg.com.

INVESTOR RELATIONS CONTACT

Mason McGuire

IR@usnrg.com

(303) 993-3200

www.usnrg.com

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with the integration of the recently acquired assets; the Company’s ability to recognize the expected benefits of the acquisitions and the risk that the expected benefits and synergies of the acquisition may not be fully achieved in a timely manner, or at all; the amount of the costs, fees, expenses and charges related to the acquisitions; the Company’s ability to comply with the terms of its senior credit facilities; the ability of the Company to retain and hire key personnel; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; economic uncertainty relating to increased inflation and global conflicts; the lack of capital available on acceptable terms to finance the Company’s continued growth; the review and evaluation of potential strategic transactions and their impact on stockholder value; the process by which the Company engages in evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. These reports and filings are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of any Sale Agreement Parties are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

FINANCIAL STATEMENTS

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	2024	2023
ASSETS
Current assets:
Cash and equivalents	$7,723	$3,351
Oil and natural gas sales receivables	1,298	2,336
Marketable equity securities	131	164
Commodity derivative asset	-	1,844
Other current assets	572	527
Real estate assets held for sale, net of selling costs	-	150

Total current assets	9,724	8,372

Oil and natural gas properties under full cost method:
Evaluated properties	142,029	176,679
Less accumulated depreciation, depletion and amortization	(112,958)	(106,504)

Net oil and natural gas properties	29,071	70,175

Unproved industrial gas properties, not subject to amortization	9,384	-

Other assets:
Property and equipment, net	660	899
Right of use asset	528	693
Other assets	300	305

Total other assets	1,488	1,897

Total assets	$49,667	$80,444

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,466	$4,064
Accrued compensation and benefits	850	702
Revenue and royalties payable	4,836	4,857
Asset retirement obligations	1,000	1,273
Current lease obligation	196	182

Total current liabilities	12,348	11,078

Noncurrent liabilities:
Credit facility	-	5,000
Asset retirement obligations	13,083	17,217
Long-term lease obligation	415	611
Deferred tax liability	-	16
Total noncurrent liabilities	13,498	22,844

Total liabilities	25,846	33,922

Commitments and contingencies (Note 9)

Shareholders’ equity:
Common stock, $0.01 par value; 245,000,000 authorized; 27,903,197 and 25,333,870 shares issued and outstanding as of December 31, 2024 and 2023, respectively	279	253
Additional paid-in capital	221,460	218,403
Accumulated deficit	(197,918)	(172,134)

Total shareholders’ equity	23,821	46,522

Total liabilities and shareholders’ equity	$49,667	$80,444

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE Year Ended December 31, 2024 AND 2023

(In thousands, except share and per share amounts)

	2024	2023

Revenue:
Oil	$18,165	$28,352
Natural gas and liquids	2,454	3,964
Total revenue	20,619	32,316

Operating expenses:
Lease operating expenses	11,160	15,254
Gathering, transportation, and treating	205	557
Production taxes	1,276	2,107
Depreciation, depletion, accretion, and amortization	8,254	11,235
Impairment of oil and natural gas properties	11,918	26,680
Acquisition transaction costs	369	-
General and administrative expenses	8,197	11,523
Loss on sale of assets	4,978	-
Total operating expenses	46,357	67,356

Operating loss	(25,738)	(35,040)

Other income (expense):
Commodity derivative gain, net	537	2,882
Interest expense, net	(530)	(1,114)
Other income (expense), net	(33)	25
Total other income (expense)	(26)	1,793

Net loss before income taxes	$(25,764)	$(33,247)
Income tax (expense) benefit	(20)	891
Net loss	$(25,784)	$(32,356)
Basic and diluted weighted average shares outstanding	26,720,295	25,322,382
Basic and diluted loss per share	$(0.96)	$(1.28)

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE Year Ended December 31, 2024 AND 2023

(in thousands)

	2024	2023

Cash flows from operating activities:
Net loss	$(25,784)	$(32,356)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, accretion, and amortization	8,254	11,235
Impairment of oil and natural gas properties	11,918	26,680
Deferred income taxes	(16)	(882)
Total commodity derivatives (gains) losses, net	(537)	(2,882)
Commodity derivative settlements received (paid)	2,381	(656)
(Gains) losses on marketable equity securities	33	(57)
Loss on sale of assets	4,978	25
Amortization of debt issuance costs	49	49
Stock-based compensation	1,268	2,293
Right of use asset amortization	165	175
Changes in operating assets and liabilities:
Oil and natural gas sales receivable	1,038	851
Other assets	(89)	687
Accounts payable accrued liabilities	1,358	(60)
Accrued compensation and benefits	148	(410)
Revenue and royalties payable	(21)	1,184
Payments on operating lease liability	(182)	(189)
Settlements of asset retirement obligations	(374)	(215)

Net cash provided by operating activities	4,587	5,472

Cash flows from investing activities:
Acquisition of industrial gas properties	(2,578)	-
Industrial gas properties capital expenditures	(3,908)	-
Oil and natural gas capital expenditures	(1,415)	(3,379)
Property and equipment expenditures	(11)	(488)
Proceeds from sale of oil and natural gas properties, net	13,541	6,693
Proceeds from sale of real estate assets	139	-

Net cash provided by investing activities:	5,768	2,826

Cash flows from financing activities:
Borrowings on credit facility	2,000	500
Payments on credit facility	(7,000)	(7,500)
Payments on insurance premium finance note	(62)	(647)
Shares withheld to settle tax withholding obligations for restricted stock awards	(133)	(151)
Dividends paid	-	(1,192)
Repurchases of common stock	(788)	(368)

Net cash used in financing activities	(5,983)	(9,358)

Net (decrease) increase in cash and equivalents	4,372	(1,060)

Cash and equivalents, beginning of year	3,351	4,411

Cash and equivalents, end of year	$7,723	$3,351

ADJUSTED EBITDA RECONCILIATION

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present Adjusted EBITDA. Adjusted EBITDA is a “non-GAAP financial measure” presented as supplemental measures of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company defines Adjusted EBITDA as net income (loss), plus net interest expense, net unrealized loss (gain) on change in fair value of derivatives, income tax (benefit) expense, deferred income taxes, depreciation, depletion, accretion and amortization, one-time costs associated with completed transactions and the associated assumed derivative contracts, non-cash share-based compensation, transaction related expenses, transaction related acquired realized derivative loss (gain), and loss (gain) on marketable securities. Company management believes this presentation is relevant and useful because it helps investors understand U.S. Energy’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company’s presentation of this measure should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure, below. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

In thousands	Year Ended December 31,
	2024	2023
Adjusted EBITDA Reconciliation
Net Loss	$(25,784)	$(32,356)

Depreciation, depletion, accretion and amortization	8,419	11,410
Unrealized loss (gain) on commodity derivatives	1,844	(3,538)
Interest Expense, net	530	1,101
Income tax expense (benefit)	20	(1,191)
Non-cash stock based compensation	1,268	2,293
Transaction related expenses	369	-
Transaction related acquired realized derivative losses	-	492
Loss (gain) on marketable securities	23	(57)
Loss on real estate held for sale	11	50
Impairment of oil and natural gas properties	11,918	26,680
Loss on sale of assets	4,978	-
Total Adjustments	29,380	37,240

Total Adjusted EBITDA	$3,596	$4,884